Exhibit 99.1

ProPetro Names Adam Muñoz as Successor to David Sledge, Chief Operating Officer

MIDLAND, TX, December 21 , 2020 (Businesswire) - ProPetro Holding Corp. (“ProPetro” or the “Company”) (NYSE: PUMP) today announced that David Sledge, the current Chief Operating Officer (“COO”), will be succeeded in his role by Adam Muñoz at the end of 2020.

“We are very appreciative of David’s service to ProPetro over the past nine years,” said Chairman and Chief Executive Officer Phillip Gobe. “David has had a long and distinguished career in oilfield services. David’s career in the Permian Basin spans over 41 years and multiple service lines where he has seen success at every stop. We are proud for David to have been such a large part of our success and growth, and we wish him well in his future endeavors.”

David Sledge stated, “I am extremely proud to have been a part of the ProPetro team for the past nine years and I am looking forward to retirement. During my time with the Company, I had the opportunity to work alongside some of the most talented people in our industry, and I wish the team continued success.”

David’s tenure with ProPetro spanned a period where the company grew from just a single operating hydraulic fracturing fleet to as many as 27 active fleets. David also oversaw an operational and safety record that iswell regarded across the industry. He previously served on the Board of Directors of Comstock Resources, Inc. from 1996 to 2018. Prior to joining ProPetro, Mr. Sledge was Vice President - Drilling for Basic Energy Services from 2007 to 2009 and was President and Chief Operating Officer of Sledge Drilling Corp., which was sold to Basic Energy Services in 2007. David also spent 25 years working with his father, Gene Sledge, at Gene Sledge Drilling Corporation before the company sold to Patterson Drilling in 1996.

Upon his departure, David will be succeeded in the role of Chief Operating Officer by the Company’s current Senior Vice President of Operations Adam Muñoz. Adam Muñoz joined the Company in 2010 to initiate ProPetro’s Permian pressure pumping operation. Prior to joining ProPetro, Adam held sales and operations roles at Frac Tech Services and Weatherford International. Since joining ProPetro, Adam has served as the Director of Business Development and Technical Services where he was responsible for overseeing the growth of the hydraulic fracturing operations as well as managing the department’s day-to-day technical services. Prior to his current role, Adam served as the Vice President of Frac Services where his duties included leading the hydraulic fracturing division through specific efforts to increase operational efficiencies and maximize financial productivity.

“We are also pleased to see Adam advance his career here at ProPetro,” commented Gobe. “Adam has played an instrumental role in the ProPetro culture of safe, superior performance at the wellsite in addition to developing a strong and collaborative relationships with our customers.  In his new role, Adam will continue this commitment to excellence and customer satisfaction.”

About ProPetro

ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. For more information visit www.propetroservices.com.

Contact: ProPetro Holding Corp

Sam Sledge, 432-688-0012

Chief Strategy and Administrative Officer

sam.sledge@propetroservices.com